EXHIBIT 10.50

O'CHARLEY'S INC. (THE "COMPANY")

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I.         DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer	$25,000 (payable in quarterly installments)

Fee for attending each Board or

Committee meeting in person

(other than Executive Committee

meetings)	$3,000

Fee for attending each Board or

Committee meeting by telephone

(other than Executive Committee

meetings)	$500 per Committee meeting/$1,000 per Board meeting

Additional annual fee for each

non-employee member of the Executive

Committee	$12,000 (payable in quarterly installments)

Additional annual fee for the Audit

Committee Chair, Compensation and Human

Resources Committee Chair and Nominating

and Corporate Governance Committee Chair	$6,000 (payable in quarterly installments)

Each non-employee director receives a grant of restricted stock valued at $100,000 under the terms of the 2000 Stock Incentive Plan) on the date of his or her initial election or appointment to the Board. These shares vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continue as a director following such meeting receives a grant of restricted stock (under the terms of the 2000 Stock Incentive Plan) valued at $80,000. The shares vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant.

II.         NAMED EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers.

EXECUTIVE OFFICER	CURRENT SALARY
Gregory L. Burns	$645,000
Lawrence E. Hyatt	$422,650
Jeffrey D. Warne	$446,250
John R. Grady	$357,000
Lawrence D. Taylor	$299,600

            The Company's Chief Executive Officer and four most highly compensated executive officers are also eligible to receive cash incentive bonuses for fiscal 2007 performance. The bonus payable to each such officer (as a percentage of such officer's base salary) at threshold, target and superior levels of performance is as follows:

EXECUTIVE OFFICER	THRESHOLD	TARGET	SUPERIOR
Gregory L. Burns	45%	90%	180%
Lawrence E. Hyatt	34%	67%	134%
Jeffrey D. Warne	35%	70%	140%
John R. Grady	30%	60%	120%
Lawrence D. Taylor	30%	60%	120%

For Messrs. Burns, Hyatt and Harris, the performance targets are based entirely on attaining specified levels of corporate operating income. For Messrs. Warne and Grady, the performance targets are based 40% on attaining specified levels of corporate operating income and 60% on attaining specified levels of concept operating income (O'Charley's and Ninety Nine, respectively).

In addition to their base salaries and bonus potential, the Company's Chief Executive Officer and four most highly compensated executive officers are also eligible to:

•	participate in the Company's long-term incentive program, which currently involves the award of performance based restricted stock pursuant to the Company's 2000 Stock Incentive Plan;

•	receive a $25,000 per year car allowance;

•	participate in the Company's Deferred Compensation Plan;

•	participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs; and

•	receive Company-provided life, accidental death and dismemberment, short-term disability and long-term disability insurance benefits.

III.       ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of stockholders.

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